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                                                                  Exhibit 10.46

                               PURCHASE AGREEMENT


         THIS AGREEMENT (this "Agreement") is made and entered effective ________, 2000 by and between RD ABINGTON ASSOCIATES LIMITED PARTNERSHIP ("Seller"), a Delaware limited partnership, and TARGET CORPORATION ("Buyer"), a Minnesota corporation.

                                    RECITALS:

         A. Seller is the owner of a certain tract of land (the "Shopping Center Tract") consisting of approximately 11.64 acres located in the County of Montgomery, Commonwealth of Pennsylvania, legally described on Exhibit A-1 and shown on the site plan attached hereto as Exhibit B (the "Site Plan").

         B. The Shopping Center Tract is currently developed as an approximately 221,505 square foot shopping center with an approximately 207,429 square foot multi-level "Main Building" and a separate approximately 14,076 square foot single level out-parcel building. The various units or parcels within the Shopping Center Tract are collectively sometimes referred to herein as the "Shopping Center."

         C. A proposed Condominium Plat and Plan is attached hereto as Exhibit C (the "Condominium Plan") and a proposed Declaration of Condominium of Abington Towne Center Condominium is attached hereto as Exhibit D (the "Declaration"). Seller shall convert the Shopping Center Tract into a commercial condominium consisting of various units and become the Declarant of a condominium regime to be created pursuant to the Declaration and Condominium Plan to be recorded in the Office of the Recorder of Deeds of Montgomery County, Pennsylvania. The condominium regime will consist of three (3) units, two of which will be owned by Seller ("Units I and II") and one to be conveyed to Buyer ("Unit III").

         D. Buyer desires to secure from Seller the exclusive right to purchase the condominium Unit III that is identified on Exhibit B and legally described on Exhibit A-1, which Unit III consists of Parcels T1, T2 and T3 and is generally referred to herein as the "Property"), for the intended purposes of constructing the Contemplated Improvements (hereinafter defined) thereon and the conduct of a retail business thereon. The Property consists of approximately 157,616 square feet on three levels of the Main Building plus parking, loading dock and driveway areas. The final Unit size and configuration shall be subject to confirmation by Seller and Buyer.

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         E. Seller is willing to grant and extend to Buyer such purchase right on the terms and conditions set forth herein.

         NOW THEREFORE, in consideration of the covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller the Property, together with and including all hereditaments, appurtenances, easements and right of ways thereunto belonging or in any way appertaining, subject to and upon the following terms and conditions:

         SECTION 1 - PURCHASE PRICE. The purchase price of the Property (the "Purchase Price") shall be Nine Million Five Hundred Thousand and No/100 Dollars ($9,500,000.00). The Purchase Price shall be payable at Closing (as defined in Section 13) by cashier's check or by wire transfer, at Buyer's option.

         SECTION 2 - DEPOSIT. As consideration for the grant of the exclusive right to purchase the Property, within five (5) days of receipt by Buyer of a fully executed original counterpart of this Agreement, Buyer shall place in escrow with:

                  New York Land Services, Inc.
                  Attn: Monique Sage
                  630 3rd Avenue
                  5th Floor
                  New York, New York 10017
                  Fax: (212) 490-8012

(the "Title Company" and also sometimes referred to as "Escrow Agent") the sum of Ten Thousand Dollars ($10,000.00) (the "Deposit") which shall be retained and disbursed by the Title Company for the benefit of Seller and Buyer in accordance with the provisions of Section 3 below.

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         SECTION 3 - INVESTMENT AND DISBURSEMENT OF THE DEPOSIT. Upon receipt of funds paid toward the Deposit, the Title Company is hereby directed to invest the same in an interest-bearing account acceptable to Buyer. Interest earned on said funds shall be considered to be part of the Deposit and shall be disbursed accordingly. The Title Company shall disburse the Deposit as follows:

         A. If Seller terminates this Agreement because of Buyer's default, the Deposit shall be disbursed to Seller upon such termination.

         B. If this Agreement terminates for any reason other than Buyer's default, then the Deposit shall be disbursed to Buyer upon such termination.

         C. If Buyer proceeds to Closing, the Deposit shall be disbursed to Seller at Closing in part payment of the Purchase Price.

         SECTION 4 - CONTINGENCIES. Buyer contemplates acquiring the Property for the construction and operation of a general merchandise store initially containing approximately 152,091 square feet of floor space, together with parking, loading dock and driveway areas and other appurtenant facilities (the "Contemplated Improvements"). Seller acknowledges that the Property may be of no use to Buyer unless certain conditions precedent to such use exist. Seller has delivered to Buyer, for Buyer's review and approval, all on- and off-site engineering, geotechnical engineering, development schedules, reports and Phase I and Phase II (if any) environmental reports and copies of all agreements relating to obtaining government approvals for the re-development of the Shopping Center.

         Buyer's obligation to close the transaction contemplated herein shall therefore be conditioned upon Buyer satisfying itself on or before thirty (30) days prior to the Date of Closing (the "Due Diligence Period") that the following contingencies are met:

                  A. Buyer may use the Property for retail/commercial purposes without being in violation of any zoning classification, land use classification, environmental requirement, or any other land use classification or building classification or requirement established by any entity or authority having legal jurisdiction or authority thereover. The availability or probability of the issuance of a variance or special use permit necessary to satisfy this condition shall not be considered sufficient unless the actual issuance thereof

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         is or will be unconditional. Seller shall be responsible to obtain all governmental approvals (except building and occupancy permits for the Property, which will be Buyer's responsibility in the ordinary course of construction) necessary for the re-development of the Shopping Center Tract and the Buyer's Contemplated Improvements. It is Buyer's understanding that the Shopping Center Tract is currently properly zoned for the re-development of the Shopping Center, including the construction (and subsequent operation) of the Contemplated Improvements. Buyer and Seller are therefore of the opinion that as of the date hereof the contingencies set forth in this paragraph have been satisfied. At closing, Seller shall confirm to Buyer that the circumstances involving the contingencies set forth in this paragraph have not changed.

                  B. All utilities, including electricity, gas, water (fire and domestic), storm and sanitary sewer, are, or will be at the time Buyer shall commence construction of its contemplated improvements, available on-site, of size and capacity sufficient to serve the Contemplated Improvements and retail use, and at the time of such construction commencement, Buyer will be immediately entitled to connect into such utilities upon payment of only the usual and customary connection fees. Buyer and Seller contemplate that after the Closing the utilities will be installed and/or constructed within the Shopping Center Tract as part of the work to be performed pursuant to either Building Development Agreement (the "BDA") or the Site Development Agreement (the "SDA") referenced in Section 5 hereof. Buyer hereby acknowledges that it is satisfied that this contingency has been met, subject to work being completed under the BDA and SDA. At closing, Seller shall confirm to Buyer that the circumstances involving the contingencies set forth in this paragraph have not changed.

                  C. The Site Plan has received all necessary governmental approvals. (Buyer has approved the Site Plan that Developer submitted for governmental approvals.) Any changes to the Site Plan shall require Buyer's approval, which approval shall not be unreasonably withheld provided, however, that Buyer's approval of any of the following modifications to the Site Plan must be acceptable to Buyer in Buyer's sole and absolute discretion: (i) changes or alterations in any points of access, (ii) changes or alterations in the locations of any freestanding signs, (iii) changes or alterations in the permitted building area envelopes, and (iv) changes or alterations in parking area layouts and traffic patterns. Buyer and Seller are of the opinion that as of the date hereof the contingencies set forth in this paragraph have been satisfied. At closing, Seller shall confirm to Buyer that the circumstances involving the contingencies set forth in this paragraph have not changed.

                  D. On or before Closing, a condominium regime will have been validly formed in accordance with the Pennsylvania Uniform Condominium Act and the final Declaration and Condominium Plan (both in form and substance acceptable to Buyer) have either (i) been recorded or (ii) received all necessary approvals, are in final recordable form and have been delivered to the Title Company for recording at Closing, such that the Property can be conveyed to Buyer as contemplated herein. The Condominium Plan shall not be acceptable to Buyer if it (or any municipal ordinance enacted in conjunction with the approval of it) contains any conditions to, or reservation of approvals necessary for the issuance of building permits or a certificate of occupancy, other than compliance with applicable building codes.

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                  E. The Property and the Shopping Center Tract have ingress and egress for vehicular traffic to and from adjacent public streets as provided in the Site Plan. Buyer and Seller are of the opinion that as of the date hereof the contingencies set forth in this paragraph have been satisfied. At closing, Seller shall confirm to Buyer that the circumstances involving the contingencies set forth in this paragraph have not changed.

                  F. Buyer is satisfied, at its sole discretion, that all permits, licenses and other governmental authorizations necessary for the development of the Property and construction of the Contemplated Improvements in accordance with the approved Site Plan and its building permit have been issued or will be issued upon closing of the transaction contemplated by this Agreement or upon payment of applicable fees. This condition shall not be considered satisfied unless the actual issuance of the foregoing permits, licenses, approvals and authorizations is unconditional. Seller shall, at Seller's expense be responsible to obtain all of the foregoing approvals, permits and variances (except building and occupancy permits for any portion of the development being constructed by Buyer and others) necessary for the re-development of the Shopping Center Tract and the Buyer's Contemplated Improvements. Buyer and Seller are of the opinion that as of the date hereof the contingencies set forth in this paragraph have been satisfied. At closing, Seller shall confirm to Buyer that the circumstances involving the contingencies set forth in this paragraph have not changed. The foregoing is not intended to modify Seller's obligations to obtain all such approvals, permits and variances.

                  G. If Buyer were to apply for a building permit for the Contemplated Improvements on the Property as of the Date of Closing and pay all required application fees, and provided that the plans for such Contemplated Improvements complied with all applicable building codes, Buyer could obtain such building permit without further act.

                  H. All of the representations and warranties of Seller contained in this Agreement are true and correct in all material respects on the Date of Closing as if the same were made on and as of such date.

                  I. Seller's certificate, if any, regarding material changes in its representations and warranties as contemplated by Section 11 does not disclose any matter not acceptable to Buyer in Buyer's sole and absolute discretion.

                  J. The conditions and/or circumstances found to exist during Buyer's investigations and studies of the Property pursuant to Sections 4 and 7.1 hereof shall remain unchanged.

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                  K. All covenants of Seller required in this Agreement to be performed on or before the Date of Closing have been timely and duly performed in all material respects.

                  L. At Closing, the Property shall be free of Hazardous Substances.

         If circumstance change prior to closing such that the foregoing conditions no longer exist to the satisfaction of Buyer, in its sole and absolute discretion, Buyer may, at Buyer's sole option, terminate this Agreement by giving written notice to Seller at any time prior to Closing. Upon such termination of this Agreement, both parties shall be released from all duties and obligations created herein. The conditions set forth in this Section 4 are for Buyer's sole benefit and Buyer may, in its sole and absolute discretion, waive (conditionally or absolutely) the fulfillment of one or more of the conditions or any part thereof. Seller agrees that it will not take or authorize, directly or indirectly, any action that modifies or changes the circumstances upon which the conditions set forth in this Section 4 were deemed satisfied or waived by Buyer without Buyer's prior written consent.

         SECTION 5 - ADDITIONAL AGREEMENTS. Seller and Buyer have agreed that the Shopping Center Tract shall be used as a retail shopping complex. In furtherance of the parties' understandings, on or before the Closing, Seller and Buyer shall each execute the agreements (the "Additional Agreements") attached hereto as:

         Exhibit D:     Declaration of Condominium (Seller, only, executes); and

         Exhibit E:     Building Development Agreement (BDA).

         Exhibit F:     Site Development Agreement (SDA).

         Seller shall obtain the proper execution of the BDA, SDA and Declaration by any other necessary party thereto.

         The execution and delivery of the Additional Agreements in accordance with this Section 5 shall be an affirmative obligation of each party. The Title Company shall deliver one original counterpart of the Declaration, BDA and SDA to each party thereto at Closing and record the same.

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         SECTION 6 - CONDOMINIUM PLATTING. Seller acknowledges that the Shopping
Center Tract must be platted as a condominium and the Declaration recorded in order for Buyer to record the Deed and re-develop the Property as intended. Seller, at its sole cost and expense shall cause such platting requirement to be satisfied in accordance with the Site Plan or as otherwise approved in advance by Buyer and the Declaration to be recorded by no later than Closing. The Property shall be assessed as a separate tax parcel. Seller agrees that it shall not form any assessment district for the payment of on- or off-site improvements related to the re-development of the Shopping Center. If such a district is formed, Seller shall indemnify Buyer from such assessments. The foregoing obligations shall survive the Closing and delivery of the Deed.

         Seller, with Buyer's assistance, shall use commercially reasonable efforts and all due diligence to complete the procedure as quickly as possible. If, as a result of such platting , the legal description of the Property is modified, Seller shall cause the Survey and the Commitment to be updated to reflect such modification. If such platting is not completed prior to the Closing, Buyer, at its option, may (i) take over the platting process and complete the same, deducting the cost thereof from the Purchase Price payable at Closing and extend the Closing as necessary, (ii) terminate this Agreement and receive from Seller the reimbursement of Buyer's out-of-pocket expenses associated with the project contemplated herein; or (iii) elect to extend the Date of Closing until such procedure is completed; provided, however, that if Buyer elects to extend the Date of Closing pursuant to (i) or (iii) above, this Agreement shall nevertheless terminate if such procedure has not been completed within one (1) year of the originally scheduled Date of Closing. Upon such termination each party shall be released from all duties or obligations contained herein.

         SECTION 7 - BUYER'S INVESTIGATION AND INSPECTIONS.

         7.1 Seller hereby grants to Buyer, its employees, agents, consultants and contractors, the right to enter onto the Property and, to the extent necessary, onto any other part of the Shopping Center Tract or other adjacent land owned by the Seller, for the purpose of performing such surveys, soil tests, hydrology tests, percolation tests, environmental tests, and other engineering tests or environmental investigations Buyer may reasonably deem appropriate. As of the date hereof, Buyer believes that it has completed all such tests and investigations.

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         7.2 Seller represents that it has delivered to Buyer all of the information (for example, any surveys, plans, reports, test results, permits or tank registrations, and title policies) Seller has within its control regarding the Property and Shopping Center Tract, including, without limitation, relating to the environmental condition of the Property and Shopping Center Tract and/or any subterranean structures or utilities which may be present on the Property and Shopping Center Tract, and Seller shall continue to promptly deliver all such materials. Seller understands that Buyer needs this information in order to properly evaluate the Property and, more importantly, to avoid damaging underground structures and utilities and to avoid causing, contributing to or exacerbating the release of a hazardous substance in the course of its investigations.

         7.3 Buyer agrees to pay all of the costs and expenses associated with its investigation and testing and to repair, and Buyer shall restore any damage to the Property to Seller's reasonable satisfaction caused by Buyer's investigations or testing, at Buyer's expense. Buyer also agrees to hold the Seller harmless from all costs, expenses and liabilities arising out of Buyer's negligence or willful misconduct or that of its employees, agents, consultants or contractors in performing its evaluation of the Property, except that Buyer shall have no responsibility to Seller and is hereby released from liability by Seller for any damage to persons or property or any release arising out of existing environmental conditions or subterranean structures or utilities that were known to the Seller and not disclosed to Buyer as provided in Section 7.2 hereof.

         7.4 Soil, rock, water, asbestos, and other samples taken from the Property shall remain the property of Seller. At Seller's request, Buyer will assist in making arrangements for the lawful disposal of any contaminated samples and will pay any related transportation or disposal fees, but only if Seller signs the manifest and any other documents required in connection with the disposal of contaminated samples. If Seller is not willing to sign the required documentation, Buyer's only obligation shall be to return the contaminated samples to Seller.

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         7.5 Any investigation or inspection conducted by Buyer or any agent or representative of Buyer pursuant to this Agreement in order to verify independently Seller's satisfaction of any conditions precedent to Buyer's obligation hereunder or to determine whether Seller's representations and warranties are true and accurate, shall not affect (or constitute a waiver by Buyer of) any of Seller's obligations hereunder or Buyer's reliance thereon.

         SECTION 8 - SITE PLAN APPROVAL AND PERMITS. Except for Buyer's exterior building signage approvals for which Buyer shall be responsible, Seller shall be responsible for obtaining all necessary permits, variances, platting and subdivision and other forms of governmental approvals necessary for the re-development of the Shopping Center (including those deemed necessary by Buyer for development of the Property and construction of the Contemplated Improvements, but excluding Buyer's store building permit or the permits Buyer is required to obtain for its water and sewer connections), including the installation of utilities and other operation or use applications relating to the Shopping Center and Property and the construction of any necessary off-site improvements (excluding a certificate of occupancy for Buyer's store building). Seller agrees to cooperate with Buyer in the planning and engineering for final site plan approval and for all necessary off-site improvements, and the prosecution of any such other applications or petitions. The cost for all land use work (i.e., engineering, surveying, plating, zoning application fees, attorney's fees) shall be Seller's responsibility.

         SECTION 9 - TITLE EVIDENCE.

         9.1 Buyer shall obtain a commitment (the "Commitment") for an owner's policy of title insurance (ALTA Owner's Policy 1970 or the equivalent) in the amount of the Purchase Price covering the Property and easements appurtenant thereto and Buyer's estimate of the cost of the Contemplated Improvements. The Commitment shall bear a date subsequent to the date hereof, shall include legible copies of all documents, maps or plats set forth therein as affecting the Property and shall be issued through Commonwealth Land Title Insurance Company (the "Title Company") (or such other title company that Buyer has approved in advance). The Commitment shall identify the Property and easements appurtenant thereto by the legal description(s) set forth on the Survey referred to in Section 10 hereof and shall include all appropriate real estate tax information and lien, judgment and bankruptcy searches. The Commitment shall

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contain endorsements (unless prohibited by law) insuring (i) that all of the parcels comprising the Shopping Center and specifically the Property are contiguous (if comprised of more than one parcel) and that the Property is contiguous to the remainder of the Shopping Center and any real estate containing easements appurtenant thereto, (ii) deleting the co-insurance provisions of Section 7(b), as well as arbitration and creditor's rights provisions, (iii) that the Property and Shopping Center abut the public street(s) immediately adjacent thereto and has direct and valid access thereto, and (iv) that the Condominium has been validly formed in accordance with the Pennsylvania Uniform Condominium Act. Seller hereby agrees to provide to the Title Company any updated abstracts of title covering the Shopping Center Tract and/or any other form of title evidence it may have obtained, including any attorney's title opinion or any owner's title insurance policy.

         9.2 Within thirty (30) days after receipt of the Commitment and the Survey in the forms specified herein, Buyer shall deliver to Seller a written statement containing any objections Buyer may have to title, including any matters shown on the Survey. If such statement is so delivered, Seller shall use commercially reasonable efforts and all due diligence to cure or remove all such objections prior to Closing. The removal or cure of any such objection shall be evidenced by Seller providing an endorsement to the Commitment and/or a revised Survey or updated Commitment showing such objections to be cured or removed.

         9.3 Buyer may, from time to time (but no more than once every 45 days) prior to Closing and in conjunction with the Closing, request an update to the Commitment ("Title Update(s)"). If any Title Update(s) disclose any defects in or exceptions to title in addition to the defects and exceptions disclosed by the Commitment which Purchaser shall not have expressly consented to in writing, Seller shall use commercially reasonable efforts and all due diligence to eliminate or otherwise correct said additional title defects and/or exceptions prior to Closing (unless arising out of the acts or omissions of Buyer).

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         9.4 If any objection is not cured or removed prior to Closing, Buyer may elect, before the Closing Date to (i) accept title to the Property as it is, subject to the right to deduct from the Purchase Price funds necessary to satisfy outstanding mechanics, mortgage-related or judgment liens, or (ii) terminate this Agreement. Upon any such termination, each party shall be released from all duties or obligations contained herein.

         9.5 Buyer, at Closing, shall be responsible to pay the premium for the owner's title insurance policy required hereunder for the Property, including the additional cost, if any, of an extended coverage endorsement, for any increase in the policy limit to cover the cost of the Contemplated Improvements and for any endorsements in addition to those set forth in Section 9.1 hereof which do not serve to cure a title defect. Seller shall be responsible for the additional cost of curing a title defect.

         SECTION 10 - SURVEY.

         10.1 Seller, at its expense, has delivered to Buyer a current survey of the Property (the "Survey") as soon as possible hereafter prepared by a surveyor licensed by the Commonwealth of Pennsylvania. Seller directed that the Survey be prepared in accordance with the current standards for Land Title Surveys of the American Title Association and the American Congress on Surveying and Mapping. The Survey shall be certified to Buyer, Seller and the Title Company. Seller may request Buyer's Survey Requirements from Buyer's Site Development Manager and is encouraged to do so. The Survey shall set forth the legal description(s) and street address(es) (if any) of the Property and shall include a vicinity map showing the location of major streets and/or highways. The Survey shall identify all (i) improvements (including fences), (ii) easements (visible or recorded), including recording information concerning the documents creating any such easements, (iii) building lines, (iv) curb cuts, (v) sewage, water, electricity, gas and other utility facilities, together with points of connection, (vi) roads and other means of physical and record ingress and egress to and from the Property from public roads (including the dimensions of abutting streets), (vii) riparian areas and areas located within flood plains or conservation areas or designated as wetlands, and (viii) improvements on adjoining properties which are within five (5) feet of the property lines of the Property.

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         10.2 If the Survey shall show encroachments onto the Property from any adjacent real estate, encroachments from the Property onto any adjacent real estate, a gap between the Property and an supposedly adjoining tract or street, violation of any recorded building lines or setbacks, restrictions or easements affecting the Property and/or any matters not reflected on the Commitment, including the possible rights of third parties, such matters shall automatically be objections to title.

         SECTION 11 - SELLER'S WARRANTIES AND REPRESENTATIONS.

         A.       General Representations and Warranties.

         Seller warrants and represents to Buyer that the following statements are now true and accurate:

                  1. Seller has good, marketable and insurable record title to the Shopping Center Tract; Seller has owned and/or been in possession of the Shopping Center Tract for approximately ten
                  (10) years.

                  2. Seller shall secure all private and municipal and governmental agreements and approvals necessary for the development and operation of the Shopping Center and the Target store on the Property (other than approval of Buyer's signage and building plans), including, without limitation, all exterior signs, the Declaration and the Condominium Plan. Developer shall specifically warrant the foregoing at Closing.

                  3. The Property is not subject to any mechanics' liens, nor are there any third parties in or entitled to possession thereof.

                  4. Seller has not received any notice, nor is it aware of any pending action to take all or any portion of the Shopping Center Tract, nor has Seller agreed or committed to dedicate any part of the Shopping Center Tract.

                  5. The Shopping Center Tract and the Property have free and full access to and from all adjoining streets, roads and highways, and there is no pending or threatened action that would impair such access.

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                  6. Neither the Property nor the Shopping Center Tract has been classified under any designation authorized by law to obtain a special low ad valorem tax rate or receive either an abatement or deferment of ad valorem taxes which, in such case, will result in additional, catch-up ad valorem taxes in the future in order to recover the amounts previously abated or deferred, and Seller shall not form any other assessment district.

                  7. Neither the Shopping Center Tract nor its use is in violation of any local governmental rule, ordinance, regulation or building code, nor is there a pending or threatened investigation regarding a possible violation of any of the foregoing.

                  8. Seller has not received any notice nor is it aware of any litigation or administrative proceeding pending or threatened (including the expiration of any appeal period with respect thereto) relating to the Shopping Center Tract or its use which may adversely affect the validity of any license, permit or other governmental determination or authorization necessary to development and operation of the Shopping Center Tract.

                  9. Seller is not a "foreign person" as contemplated by Section 1445 of the Internal Revenue Code.

                  10. Seller has the full capacity, right, power and authority to execute, deliver and perform this Agreement and all documents to be executed by Seller pursuant hereto, and all required actions and approvals therefor have been duly taken and obtained. The individuals signing this Agreement and all other documents executed or to be executed pursuant hereto on behalf of Seller are and shall be duly authorized to sign the same on Seller's behalf and to bind Seller thereto.

                  11. This Agreement and all documents to be executed pursuant hereto by Seller are and shall be binding upon and enforceable against Seller in accordance with their respective terms, and the transaction contemplated hereby will not result in a breach of, or constitute a default or permit acceleration and maturity under, any indenture, mortgage, deed of trust, loan agreement or other agreement to which Seller or the Property or Shopping Center Tract are subject or by which Seller or the Property or Shopping Center Tract are bound.

                  12. Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any involuntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller's creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of Seller's assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller's assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

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                  B. Seller represents and warrants to Buyer that the following statements are now true and accurate:

                  1. To the best of Seller's knowledge, no Hazardous Substance is located on, in, or under the Shopping Center Tract, except as disclosed on Exhibit G.

                  2. To the best of Seller's knowledge, neither as of this date nor at any time prior to the date hereof, has there been a Release of any Hazardous Substance in, on, or under the Shopping Center Tract, except as disclosed on Exhibit G.

                  3. Neither Seller nor Seller's Affiliates have ever used the Shopping Center Tract for the use, storage, generation, manufacture, treatment, transportation or disposal of any Hazardous Substance, nor, to the best of Seller's knowledge, has the Shopping Center Tract ever been used for the storage, manufacture, disposal, handling, transportation or use of any Hazardous Substance, except as disclosed on Exhibit G.

                  4. Any permits or licenses necessary or required to store, use or manufacture any Hazardous Substance within or on the Shopping Center Tract have been obtained, are being complied with, and are in full force and effect.

                  5. To the best of Seller's knowledge, Seller's activities on the Shopping Center Tract and those of its tenants, subtenants and licensees, if any, comply with all applicable Environmental Laws.

                  6. There is no, nor, to the best of Seller's knowledge, has there ever been any, investigation, administrative proceeding, litigation, regulatory hearing or other action proposed, threatened or pending, relating to the Shopping Center Tract and alleging non-compliance with or liability under any Environmental Law; nor is the Shopping Center Tract listed on CERCLIS or any comparable state list of hazardous waste sites identified for investigation or remediation except as may otherwise be specified in Exhibit G;

                  7. Seller has disclosed to Buyer all assessments, studies, sampling results, evaluations and other reports commissioned by or for Seller or within Seller's possession or control relating to the environmental condition of the Shopping Center Tract.

                  8. There are not now and were not at any time during which Seller's Affiliates had any interest in the Shopping Center Tract, nor to the best of Seller's knowledge, have there ever been, any above-ground or underground storage tanks located in, on or under the Shopping Center Tract, except as disclosed on Exhibit G.

                  9. With respect to any storage tanks removed from the Shopping Center Tract before Seller or Seller's Affiliates had any interest in the Shopping Center Tract, to the best of Seller's knowledge, any contaminated soil was removed from the Shopping Center Tract except as may otherwise be specified in Exhibit G.

                  10. With respect to any storage tanks removed from the Shopping Center Tract at a time during which Seller or Seller's Affiliates had any interest in the Shopping Center Tract, any contaminated soil was removed from the Shopping Center Tract except as may otherwise be specified in Exhibit G.

                  11. If disclosed on Exhibit G, any storage tanks located above or under the Shopping Center Tract have been properly registered with all appropriate regulatory and governmental bodies and are otherwise in compliance with applicable federal, state and local statutes, regulations, ordinances and other regulatory requirements, and Seller has delivered to Buyer copies of any such tank registrations, quantity (or volume) reconciliation records, tightness test results and cathodic protection test results within Seller's possession or control.

         For purposes of this Agreement:

                  The term "Hazardous Materials" shall mean and refer to the following: petroleum products and fractions thereof, asbestos, asbestos containing materials, urea formaldehyde, polychlorinated biphenyls, radioactive materials and all other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials, substances and wastes listed or identified in, or regulated by, any Environmental Law.

                  The term "Environmental Law(s)" shall mean and refer to the following: all federal, state, county, municipal, local and other statutes, laws, ordinances and regulations which relate to or deal with human health or the environment, all as may be amended from time to time.

                  The term "Release" shall mean and refer to any spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, including the abandonment or discarding of barrels, drums, containers, tanks, or other receptacles containing or previously containing any Hazardous Material.

                  The term "Seller's Affiliates" shall mean and refer to any (i) spouse, ancestor, descendant or sibling of Seller; (ii) any corporation in which Seller is or was an officer, director, or shareholder; (iii) any partnership in which Seller is or was a partner; (iv) any trust which is or was for the benefit of Seller or any spouse, ancestor, descendant or sibling of Seller; (v) if Seller is a partnership, any partner of Seller; and (vi) if Seller is a corporation, any officer, director or controlling shareholder of Seller.

         C. Representations and Warranties deemed Remade as of Closing; Certificate. Except to the extent otherwise set forth on a Certificate delivered to Buyer as provided below in this Section 11C., the foregoing representations and warranties shall automatically be deemed to have been remade by Seller as of the Date of Closing. Seller shall execute and deliver to Buyer at Closing a written certification to Buyer disclosing, where applicable, the extent to which

Seller cannot remake said representations and warranties as of the Date of Closing (the "Certificate"). The Certificate shall be executed by an authorized and incumbent corporate officer of Seller if Seller is a corporation (or a general partner if Seller is a partnership, or Seller, if Seller is an individual), and Seller shall deliver the Certificate to Buyer at Closing. Upon delivery to Buyer, the Certificate shall be deemed to constitute a part of this Agreement. Any disclosure on the Certificate shall not affect Buyer's rights under Section 5 or Section 11E.

         D.       Seller covenants and agrees as follows:

                  1. So long as this Agreement remains in force, Seller shall not lease, convey or otherwise transfer or encumber all or any portion of the Property.

                  2. Seller shall not take or authorize, directly or indirectly, any action (a) that modifies or alters the accuracy of any of the statements at Section 11A.1. through 12. or Section 11B.1. through 11B.11, or (b) which would prevent Seller from representing and warranting as to the truth and accuracy of said statements as of the Date of Closing.

                  3. Seller shall, at Seller's sole cost and expense, remove, remediate, transport, dispose and/or control all Hazardous Materials on or under the Property, or migrating to or from the Property (including any soil contaminated by one or more Hazardous Materials) of which Seller is made aware on or before the date that Buyer completes its construction of the Contemplated Improvements on the Property (the "Completion Date"), all in accordance with a remediation management plan approved by Buyer and all applicable regulatory authorities (the "Remediation Management Plan"). Buyer's approval of the Remediation Management Plan shall not be unreasonably withheld, provided that the same is approved by Buyer's consultant and does not interfere with Buyer's contemplated construction or operation activities for the Property. Approval of a remediation management plan by Buyer and/or its consultant shall not constitute assumption of responsibility by Buyer for the accuracy, sufficiency or propriety thereof, nor shall such approval constitute a representation or warranty by Buyer that the same complies with requirements of any governmental agency having jurisdiction thereover. Buyer shall have the right, but not the obligation, at its sole discretion, to at any time cause all or a part of such removal, remediation, transportation, disposal and/or control work to be undertaken at its direction, whether or not Seller has commenced such work. Seller shall reimburse Buyer for the costs incurred in connection with such work within thirty (30) days of receipt of an invoice therefor from Buyer. Notwithstanding anything contained in this Agreement to the contrary, in no event shall the term "Hazardous Materials" as used in this subsection 11D.3. be deemed to include Hazardous Materials brought onto the Property by or at the direction of Buyer.

                  4. Seller shall deliver the Property to Buyer on the Date of Closing free and clear of any and all waste and debris of any and all kinds.

         E. The foregoing covenants, representations and warranties set forth in this Section 11 are express covenants, representations and warranties upon which Buyer shall be entitled to rely regardless of any investigation or inquiry made by, or any knowledge of, Buyer. Seller shall indemnify and hold Buyer forever harmless from and against any and all claims, actions, judgments, liabilities, liens, damages, penalties, fines, costs and expenses, including, but not limited to, attorneys' fees, asserted against, imposed on, suffered or incurred by Buyer (or the Property) directly or indirectly arising out of or in connection with any breach of the foregoing covenants, representations and warranties (including as remade as of the Closing), and whether known to or discovered by Buyer before, on or after the Closing. Consummation of this Agreement by Buyer with knowledge of any such breach shall not constitute a waiver or release by Buyer of any claims arising out of or in connection with such breach. Notwithstanding anything contained in this Agreement to the contrary, the foregoing covenants, representations and warranties (as made and as remade pursuant to Section 11C.) and the foregoing indemnity obligation shall survive for a period of two (2) years after the Closing or the termination of this Agreement, as the case may be.

         SECTION 12 - BUYER'S WARRANTIES AND REPRESENTATIONS. Buyer warrants and represents to Seller that the following statements are now, and will on the Date of Closing be, true and accurate:

                  A. Buyer is not a "foreign person" as contemplated by Section 1445 of the Internal Revenue Code.

                  B. Buyer has the full capacity, right, power and authority to execute, deliver and perform this Agreement and all documents to be executed by Buyer pursuant hereto, and all required actions and approvals therefor have been duly taken and obtained. The individuals signing this Agreement and all other documents executed or to be executed pursuant hereto on behalf of Buyer are and shall be duly authorized to sign the same on Buyer's behalf and to bind Buyer thereto.

                  C. This Agreement and all documents to be executed pursuant hereto by Buyer are and shall be binding upon and enforceable against Buyer in accordance with their respective terms.

                  D. Buyer has not (i) made a general assignment for the benefit of creditors, (ii) filed any involuntary petition in bankruptcy or suffered the filing of any involuntary petition by Buyer's creditors,
         (iii) suffered the appointment of a receiver to take possession of all or substantially all of Buyer's assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer's assets,
         (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

         SECTION 13 - CLOSING. Subject to any extension specifically provided herein or agreed to in writing by the parties, the closing of this transaction shall take place in the office of the Title Company on latter to occur of (i) thirty (30) days after all of the conditions set forth in Sections 4 and 9 have been satisfied or waived by Buyer or (ii) November 28, 2000. Such date shall be the "Date of Closing" hereunder. Seller shall consistently keep Buyer informed as to the scheduling of the Closing. As used in this Agreement, the term "Closing" shall mean the time at which the Title Company is in possession of all funds, instruments and documents necessary for it to perform its obligations under Section 13-E. If the Closing has not occurred on or before December 1, 2001, this Agreement may be terminated by either party upon five (5) days' prior written notice to the other. In the event such Closing has not occurred because of Buyer's default hereunder, Seller shall be eligible to receive liquidated damages as set forth in Section 14 hereof.

         Possession of the Property shall be given by Seller to Buyer at the time of Closing. The following procedure shall govern the Closing:

                  A. At least five (5) days before the Date of Closing, Seller shall deliver to Buyer and the Title Company a copy of the proposed special warranty deed (the "Deed") which shall be in recordable form, and shall convey good and marketable record title to the Property to Buyer, subject only to current real estate taxes and other matters approved by Buyer as set forth in Section 9; the Deed shall be in form and content satisfactory to Buyer. The form of Deed is attached hereto as Exhibit I.

                  B. On or before the Date of Closing, Seller shall deliver to the Title Company the following:

                           1.  the Deed, properly executed and acknowledged;

                           2. current tax receipts for the Shopping Center Tract
                  and, a calculation of the share allocable to the Property based on the net square feet contained in the Property and the Shopping Center Tract;

                           3. two (2) sets, properly executed and acknowledged,
                  of any other documents required by this Agreement, including the Additional Agreements and any documents required therein;

                           4. corporate authority documentation, an owner's
                  affidavit, and any other documentation reasonably requested by the Title Company in order to confirm the authority of Seller to consummate this transaction or to permit the Title Company to issue to Buyer upon completion of the Closing its owner's title insurance policy covering the Property and appurtenant easements, including the easements granted to Buyer pursuant to the Declaration, with the standard printed exceptions deleted (including exceptions for mechanics' liens, parties in possession and matters of survey) and the special endorsements added, as per the Commitment, in an amount equal to the Purchase Price, subject only to real estate taxes and those matters shown on the Commitment which were approved by Buyer (the "Title Policy");

                           5. an affidavit, complying with the requirements of
                  Section 1445 of the Internal Revenue Code, affirming that Seller is not a "foreign person" as defined therein;

                           6. such funds as may be required of Seller to pay
                  closing costs or charges properly allocable to Seller, or an authorization to the Title Company to deduct such amounts from the Purchase Price proceeds;

                           7. a re-certification of the representations and
                  warranties made by Seller under Sections 11A and 11B hereof;
                  and

                           8. such other returns and documents as are required
                  for conveyance of the Property to Buyer and recording of the Deed, the Declaration, memorandum of the Site Development Agreement, and the memorandum of BDA.

                  C. On or before the Date of Closing, Buyer shall deliver the following to the Title Company:

                           1. the balance of the Purchase Price and such
                  additional funds as may be required of Buyer to pay closing costs or charges properly allocable to Buyer, less any amounts for which Buyer is to receive a credit;

                           2. two (2) sets, properly executed and acknowledged,
                  of the closing statement prepared by the Title Company pursuant to Section 13D below, and of any other documents required by this Agreement; and

                           3. any other documentation reasonably requested by
                  the Title Company to confirm the authority of Buyer to consummate this transaction or to permit the Title Company to issue the Title Policy to Buyer upon completion of the Closing.

                  D. After the Title Company has received and is unconditionally prepared to disburse and deliver, in accordance with this Agreement, all of the items to be deposited with it, and when confirmation from the Title Company has been received that it is in a position to issue the Title Policy required hereunder, the Title Company shall:

                           1. record the Condominium Plan (if not already of
                  record), the Declaration, the Deed, the Memorandum of SDA, and the Memorandum of BDA in that order and without intervening documents, instructing the Recorder's Office to return the recorded Deed and Memoranda to Buyer and the recorded Declaration to Seller;

                           2. record any other instruments executed by the
                  parties or either of them that are contemplated by this Agreement to be placed of record;

                           3. issue to Buyer a marked-up commitment obligating
                  the Title Company to issue the Title Policy to Buyer;

                           4. charge Buyer for one-half of any deed transfer,
                  revenue or similar tax with respect to the sale of the Property to Buyer, and for the premium for the Title Policy including any additional cost of the extended coverage endorsement for the Title Policy, for the cost of recording the Deed, for one-half of the cost of recording the Declaration and the Memoranda, and for one-half of the closing fee, if any;

                           5. charge Seller for one-half of any deed transfer,
                  revenue or similar tax with respect to the sale of the Property to Buyer, for the cost of recording any documents clearing title to the Property, and for one-half of the closing fee, and for one-half of the cost of recording the Declaration and the Memoranda;

                           7. real estate taxes for the Property shall be
                  prorated in the following manner: (a) If taxes are based on a prior year's assessment of value (i.e. the date for fixing assessment of value is October 1, 1996 and the real estate taxes based on that valuation are paid in 1996 and 1997), Seller shall pay all of the taxes payable in the year of Closing, and the taxes payable in the next year (which are based on the assessment of value in the year of Closing) shall be prorated using the date of Closing; or (b) if taxes are based on the current year's assessment of value, the taxes shall be prorated as of the Date of Closing. Notwithstanding anything contained herein to the contrary, Seller shall be responsible to pay any and all so-called "Roll Back" taxes attributable to any special low real estate tax rate or abatement/deferral, and such sum shall be paid (or escrowed, if the actual amount is not certain and/or then payable). Any special assessment or fee, including interest or penalty due thereon, which is a lien or charge against the Property on the Date of Closing, whether due in total or in part, shall be charged to Seller and shall be paid in full by the Title Company concurrently with the recording of the Deed, unless Buyer agrees to take subject thereto in which case a credit for such amount shall be made against the Purchase Price. If applicable real estate taxes are not available, then a proration shall be made based on the best estimate; it being understood adjustments shall be made when the current amount becomes known;

                           8. prepare closing statements for Seller and Buyer
                  indicating deposits, credits and charges (including the allocation of real property taxes) and deliver the same, together with a disbursement of funds, to the appropriate party;

                           9. deliver the Title Policy to Buyer as soon as
                  reasonably practicable; and

                           10. deliver to Buyer a duplicate original or true
                  copy of every other document required to be deposited with the Title Company by Seller pursuant to this Agreement.

         Any supplemental closing instructions given by either party shall also be followed by the Title Company provided they do not conflict with any instructions set forth herein, or are consented to in writing by the other party.

         SECTION 14 - DEFAULT BY BUYER. IF THIS TRANSACTION FAILS TO CLOSE AS A RESULT OF A MATERIAL DEFAULT BY BUYER WITH RESPECT TO ANY OF THE TERMS OF THIS AGREEMENT, AND SUCH MATERIAL DEFAULT CONTINUES FOR A PERIOD OF TEN (10) DAYS AFTER SELLER NOTIFIES BUYER IN WRITING OF SUCH EVENT, SELLER'S SOLE AND EXCLUSIVE REMEDY FOR SUCH MATERIAL DEFAULT SHALL BE THE RIGHT TO CANCEL AND TERMINATE THIS AGREEMENT AND RECEIVE AND RETAIN THE DEPOSIT PLUS RECEIVE AND RETAIN FROM BUYER THE SUM OF SIX MILLION FIVE HUNDRED THOUSAND DOLLARS ($6,500,000.00) AS LIQUIDATED DAMAGES, IT BEING UNDERSTOOD AND AGREED THAT

SELLER IS HEREBY RELEASING AND/OR WAIVING ANY RIGHT IT MIGHT HAVE EITHER TO SPECIFICALLY ENFORCE THIS AGREEMENT OR TO SUE FOR ANY OTHER OR ADDITIONAL DAMAGES. SELLER HAS AGREED TO THIS LIQUIDATED DAMAGE PROVISION BECAUSE OF THE DIFFICULTY OF ASCERTAINING SELLER'S ACTUAL DAMAGES GIVEN THE UNCERTAINTIES OF THE REAL ESTATE MARKET, FLUCTUATING PROPERTY VALUES AND DIFFERENCES OF OPINION WITH RESPECT TO SUCH MATTERS. UNLESS SELLER WAIVES THE BUYER'S DEFAULT IN WRITING WITHIN FIVE (5) DAYS AFTER THE EXPIRATION OF THE 10-DAY PERIOD SPECIFIED IN THE PRECEDING SENTENCE, OR SUCH DEFAULT IS CURED WITHIN SUCH 10-DAY PERIOD, THIS AGREEMENT SHALL AUTOMATICALLY TERMINATE EFFECTIVE FIFTEEN (15) DAYS AFTER THE NOTICE OF DEFAULT IS GIVEN WITHOUT THE NECESSITY OF FURTHER NOTICE BEING GIVEN. UPON SUCH TERMINATION, EACH PARTY SHALL BE RELEASED FROM ALL DUTIES OR OBLIGATIONS CONTAINED HEREIN, EXCEPT FOR THOSE SUCH OBLIGATIONS THAT SPECIFICALLY SURVIVE TERMINATION INCLUDING, WITHOUT LIMITATION, BUYER'S OBLIGATIONS TO PAY LIQUIDATED DAMAGES HEREUNDER.

         SECTION 15 - DEFAULT BY SELLER. If Seller refuses to perform any of its obligations as set forth herein, Buyer shall be entitled to the return of the Deposit and may, at its option, elect one or more of the following remedies:

                  A. To terminate this Agreement, in which event neither party shall have any further rights or obligations hereunder, except that Seller shall reimburse Buyer for all of Buyer's reasonable out-of-pocket costs incurred by Buyer in connection with this transaction and the Contemplated Improvements, or

                  B. To (i) enforce specific performance of Seller's obligations under this Agreement, including specifically the conveyance of the Property in the condition required hereby, and/or (ii) in the event Seller's failure to comply with any of its obligations to promptly file applications and petitions for approvals, to prosecute said applications and petitions with all due diligence in an effort to obtain all necessary and/or appropriate approvals on or before the Date of Closing, or to seek with all due diligence to obtain on an irrevocable basis on or before the Date of Closing the third-party, private approvals necessary and/or appropriate hereunder, Buyer may, at its sole option, attempt to obtain any one or more of said approvals.

         SECTION 16 - EXPENSE OF ENFORCEMENT. If either party brings an action at law or in equity to enforce or interpret this Agreement, the prevailing party in such action shall be entitled to recover reasonable attorney's fees and court costs for all stages of litigation, including, but not limited to, appellate proceedings, in addition to any other remedy granted.

         SECTION 17 - BROKERS. Notwithstanding anything contained herein to the contrary, this Section 17 is for the sole and exclusive benefit of Buyer and Seller, and specifically not for the benefit of any third party including, without limitation, any broker mentioned herein or any other broker or consultant. Seller warrants to Buyer that Seller has not taken any action in connection with this transaction which would result in any real estate broker's fee, finder's fee, or other fee being due or payable to any party, other than Ripco and Metro Commercial; Seller agrees to be solely responsible for any fee due to Ripco and Metro Commercial. Buyer warrants to Seller that Buyer has not taken any action in connection with this transaction which would result in any real estate broker's fee, finder's fee, or other fee being due or payable to any party, other than to Ripco and Metro Commercial. Seller and Buyer respectively agree to indemnify, defend and hold harmless the other from and against any and all claims, fees, commissions and suits of any real estate broker or agent with respect to services claimed to have been rendered for or on behalf of such party in connection with the execution of this Agreement or the transaction contemplated herein.

         SECTION 18 - NOTICE. All notices, demands and requests required or permitted to be given under this Agreement (collectively the "Notices") must be in writing and must be delivered personally, or by telephone facsimile (provided that such Notice is confirmed by delivering an original copy of such Notice on the same day to a nationally recognized overnight courier for delivery to the addressee(s) on the next business day), by nationally recognized overnight courier, or sent by United States certified mail, return receipt requested, postage prepaid and addressed to the parties at their respective addresses set forth below. Notices shall be effective upon receipt if delivered personally or by telephone facsimile, or on the next business day if sent by overnight courier, or three (3) business days after deposit in the mail if mailed. The initial addresses of the parties shall be:

         To Seller:                 Acadia Realty Trust
                                    Attn: Tim Bruce
                                    Senior Vice President
                                    20 Soundview Marketplace
                                    Port Washington, NY 11050

                  copy to:          Acadia Realty Trust
                                    Attn: Robert Masters, Esq.
                                    Senior Vice President and General Counsel
                                    20 Soundview Marketplace
                                    Port Washington, NY 11050

         To Buyer:                  Target Corporation
                                    Target Stores - Real Estate
                                    Attn:  Property Administration
                                    1000 Nicollet Mall
                                    Minneapolis, Minnesota 55403

                  copy to:          Target Corporation
                                    Law Department
                                    Attn:  Joseph L. Nunez
                                    33 S. Sixth Street
                                    Minneapolis, Minnesota 55402


Upon at least ten (10) days' prior written notice, each Party shall have the right to change its address to any other address within the United States of America.

         SECTION 19 - CONDEMNATION. If any portion of the Property or Shopping Center Tract is condemned or access thereto is taken prior to the Closing, if Buyer reasonably concludes that the taking renders the Property or any portion thereof unsuitable for the economic development contemplated and Buyer so notifies Seller in writing within thirty (30) days after learning of such condemnation action, then this Agreement shall terminate. Upon termination, both parties shall be released from all duties and obligations contained herein. If the Agreement is not terminated pursuant to the preceding sentence and in the further event the Seller's Purchase Contract is not terminated as a result of such condemnation, the Purchase Price of the Property shall not be affected, it being agreed that if the award is paid prior to the closing of this transaction, such amount shall be held in escrow and delivered to Buyer at the Closing, and if the award has not been paid before the Closing, then at the Closing Seller shall assign to Buyer all of its right, title and interest with respect to such award and shall further execute any other instrument requested by Buyer to assure that such award is paid to Buyer. If Buyer does not terminate this Agreement, it shall have the right to contest the condemnation of the Property and/or the award resulting therefrom. Seller shall not agree to or accept any compromise or condemnation award without obtaining Buyer's prior written approval.

         SECTION 20 - RISK OF LOSS. The risk of loss by fire, earthquake, flood or other casualty shall be assumed solely by Seller until Closing. In the event of loss or damage to the Property, Buyer shall have the right, at its option, by notice to Seller, given within forty-five (45) days after receipt of notice of such loss or damage, to either (i) terminate this Agreement, or (ii) and in the event the Seller's Purchase Contract is not terminated by Seller (in accordance with its terms and with Buyer's approval) as a result of such casualty loss, proceed to Closing, in which event the Purchase Price shall be abated by the amount of the insurance proceeds payable with respect to the loss or damage, or
(iii) require restoration of the Property, in which event Closing shall be postponed for a reasonable period, not exceeding ninety (90) days, during which period Seller shall restore the Property substantially to the condition existing prior to the loss or damage. To the extent the proceeds of any insurance policy has not been collected but the Purchase Price has been abated in accordance with this Section 20, Buyer shall assign to Seller all of its right, title and interest in and to such proceeds.

         SECTION 21 - ENTIRE AGREEMENT. All previous negotiations and understandings between Seller and Buyer or their respective agents and employees with respect to the transaction set forth herein (but not regarding the Declaration and SDA) are merged in this Agreement which alone fully and completely expresses the parties' rights, duties and obligations with respect to its subject matter and which maybe amended only by subsequent written agreement between Seller and Buyer.

         SECTION 22 - NO MERGER. The warranties, representations and/or indemnities expressly made herein shall survive the Closing and shall not be merged therein.

         SECTION 23 - GOVERNING LAW. This Agreement shall be deemed to be a contract made under the laws of the Commonwealth of Pennsylvania and for all purposes shall be governed and construed in accordance with the laws of said Commonwealth.

         SECTION 24 - SEVERABILITY. If any provision of this Agreement is found by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remainder of this Agreement will not be affected, and in lieu of each provision that is found to be illegal, invalid, or unenforceable, a provision will be added as a part of this Agreement that is as similar to the illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

         SECTION 25 - CONSTRUCTION. The rule of strict construction shall not apply to this Agreement. This Agreement has been prepared by Buyer and its professional advisors and reviewed and modified by Seller and its professional advisors. Seller, Buyer, and their separate advisors believe that this Agreement is the product of all of their efforts, that it expresses their agreement, and that it should not be interpreted in favor of or against either Seller or Buyer merely because of their efforts in preparing it.

         SECTION 26 - CAPTIONS, GENDER, NUMBER, AND LANGUAGE OF INCLUSION. The captions are inserted in this Agreement only for convenience of reference and do not define, limit, or describe the scope or intent of any provisions of this Agreement. Unless the context clearly requires otherwise, the singular includes the plural, and vice versa, and the masculine, feminine, and neuter adjectives include one another. As used in this Agreement, the word "including" shall mean "including, but not limited to".

         SECTION 27 - EXHIBITS. The following exhibits shall be deemed incorporated into this Agreement in their entirety:

         Exhibit A-1           Legal Description of Shopping Center Tract

         Exhibit A-2           Legal Description of Unit III (Property)

         Exhibit B             Site Plan for Shopping Center Tract and Property

         Exhibit C             Condominium Plan

         Exhibit D             Declaration of Condominium

         Exhibit E             Building Development Agreement

         Exhibit F             Site Development Agreement

         Exhibit G             Environmental Disclosures, if any

         Exhibit H             Current Exclusive Provisions for Shopping Center

         Exhibit I             Form of Deed


         SECTION 28 - BINDING EFFECT. This Agreement, shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives.

         SECTION 29 - TIME. Time is of the essence of this Agreement and each and every provision hereof.

           SECTION 30 - WAIVER OF TRIAL BY JURY. SELLER AND BUYER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER AS TO ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF THE SELLER OR BUYER, OR ANY OTHER CLAIM OR STATUTORY REMEDY.

         SECTION 31 - EXCHANGE UNDER SECTION 1031. Each party acknowledges that the other may elect to acquire/sell (as the case may be) all or a portion of the Property in connection with the completion of a tax-deferred exchange under
Section 1031 of the Internal Revenue Code of 1986. Accordingly, each party hereby agrees to take such steps as the exchanging party may reasonably require in order to complete the tax-deferred exchange including, without limitation, accepting payment of all or a portion of the Purchase Price from a third party; provided, however, that the party requested to cooperate in the exchange shall not necessarily incur any cost by virtue of the requesting party's tax-deferred exchange.

         SECTION 32 - SELLER'S OBLIGATIONS REGARDING THE RELOCATION OF CURRENT TENANTS; USE EXCLUSIVES.

         32.1 Portions of the Main Building of the Shopping Center are currently leased to Super Fresh, T.J. Maxx, Old Country Buffet and Circuit City. In order to accomplish the "de-malling" of the Main Building pursuant to the re-development of the Shopping Center contemplated herein, Seller must terminate the Super Fresh and Circuit City leases, relocate T.J. Maxx and two other small tenants. Seller hereby covenants to effectuate such terminations and relocations prior to Closing.

         32.2 Several existing tenants of the Shopping Center benefit from certain so-called "exclusive" provisions regarding the sale of certain merchandise. Seller warrants and represents that the only exclusives affecting the Shopping Center, the Property and/or Buyer's contemplated business operations thereon are listed in Exhibit H attached hereto. Buyer shall be obligated to honor such exclusives provided and only to the extent (i) the exclusive applies to the Property; (ii) the exclusive does not extend beyond the original benefiting tenant's lease term (plus original extension options), (iii) Buyer's ability to operate its prototypical Target store is not affected thereby. Seller and Buyer acknowledge and agree that none of the exclusives listed in Exhibit H affects Buyer's ability to operate its prototypical Target store. Seller shall indemnify and hold Buyer harmless from and against any and all actions, claims and demands brought against Target in connection with the listed exclusions.

         32.3 Seller's obligations hereunder shall survive for a period of two
(2) years after the Closing.

         SECTION 33 - ESCROW AGENT'S INSTRUCTIONS AND OBLIGATIONS.

                  The Deposit shall be held by the Escrow Agent, in trust, on the terms and conditions hereinafter set forth:

                  A. Upon receipt, Escrow Agent shall hold the Deposit in an interest-bearing account and any interest accruing thereon shall be for the benefit of Buyer. The Federal Identification numbers of the parties shall be furnished to Escrow Agent upon request. The parties shall consent to the deposit of the Deposit at a national or regional financial institution selected by Escrow Agent and acknowledge that Escrow Agent shall not be liable for any loss of the Deposit on account of the deposit of the Deposit therewith.

                  B. The Escrow Agent shall not be responsible for any interest except for such as is actually received, nor shall the Escrow Agent be responsible for the loss of any interest arising from the closing of any account or the sale of any certificate of deposit or other instrument prior to maturity.

                  C. The Escrow Agent will deliver the Deposit to Seller or Buyer, as the case may be, in accordance with the terms and conditions of
Section 3 of this Purchase Agreement. Upon receipt of a written notice from Seller stating that Seller is entitled under this Agreement to the Deposit and demanding payment of the same, the Escrow Agent will deliver the Deposit to Seller, provided, however, that the Escrow Agent shall not honor such demand until not less than ten (10) days after the date on which the Escrow Agent shall have mailed (by registered or certified mail, return receipt requested) a copy of such notice and demand to Buyer, nor thereafter if during such ten (10) day period the Escrow Agent shall have received written notice of objection from Buyer in accordance with the provisions of this Section. Likewise, upon receipt of a written notice from Buyer, stating that Buyer is entitled under this Agreement to the return of the Deposit and demanding payment of the same, the Escrow Agent will deliver the Down Payment to Buyer, provided, however, that, the Escrow Agent shall not honor such demand until not less than ten (10) days after the date on which the Escrow Agent shall have mailed (by registered or certified mail, return receipt requested) a copy of such notice and demand to Seller, nor thereafter if during such ten (10) day period the Escrow Agent shall have received written notice of objection from Seller in accordance with the provisions of this Section.

                  D. Any notice to the Escrow Agent shall be sufficient only if received by the Escrow Agent within the applicable time period set forth herein. All mailings and notices from the Escrow Agent to Seller or Buyer, or from Seller or Buyer to the Escrow Agent, provided for in this Section shall be addressed to the party to receive such notice at the address set forth in this Agreement, but those provisions of Section 18 relating to the manner of giving notices and the effective dates thereof shall have no application to the provisions of this Section.

                  E. Upon receipt of a written demand for the Deposit made by Seller or Buyer pursuant to this Section, the Escrow Agent shall promptly mail a copy thereof (by registered or certified mail, return receipt requested) to the other party. The other party shall have the right to object to the delivery of the Deposit or accrued interest thereon by delivery to the Escrow Agent of written notice of objection within ten (10) days after the date of the Escrow Agent's mailing of such copy to the other party, but not thereafter. Upon receipt of such notice of objection, the Escrow Agent shall promptly mail a copy thereof (by registered or certified mail, return receipt requested) to the party who made the written demand.

                  F. In the event that (1) the Escrow Agent shall have received a notice of objection as provided for above within the time therein prescribed, or (2) any disagreement or dispute shall arise between or among any of the parties hereto and/or any other persons resulting in adverse claims and demands being made for the Deposit or any accrued interest thereon, whether or not litigation has been instituted, then, in any such event, at the Escrow Agent's option, (i) the Escrow Agent may refuse to comply with any claims or demands on it and continue to hold the Deposit until the Escrow Agent receives written notice signed by Seller, Buyer and any other person who may have asserted a claim to or made a demand for the Deposit directing the disbursement of the

Deposit in accordance with said direction, and the Escrow Agent shall not be or become liable in any way or to any person for its refusal to comply with such claims or demand; (ii) in the event the Escrow Agent shall receive a written notice advising that a litigation over entitlement to the Deposit has been commenced, the Escrow Agent may deposit the Deposit with the clerk of the court in which said litigation is pending or (iii) the Escrow Agent may (but shall not be required to) take such affirmative steps as it may, at its option, elect in order to substitute another impartial party to hold the Deposit or to deposit the same in a court of competent jurisdiction and to commence an action for interpleader, the costs thereof to be borne by whichever of Seller and Buyer is the losing party, and thereupon the Escrow Agent shall be released of any and all liability thereunder. Seller and Buyer jointly and severally agree to reimburse the Escrow Agent for any and all expenses incurred in the discharge of its duties under this Section including, but not limited to, attorneys' fees (either paid to retained attorneys or amounts representing the fair value of legal services rendered to itself).

                  G. It is expressly understood that the Escrow Agent acts hereunder as an accommodation to Seller and Buyer and as a depository only and is not responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any instrument deposited with it, or for the form of execution of such instruments or for the identity, authority or right of any person executing or depositing the same or for the terms and conditions of any instrument pursuant to which the Escrow Agent or the parties may act.

                  H. The Escrow Agent shall not have any duties or responsibilities except those set forth in this Section and shall not incur any liability in acting upon any signature, notice, request, waiver, consent, receipt or other paper or documents believed by the Escrow Agent to be genuine, and the Escrow Agent may assume that any person purporting to give it any notice on behalf of any party in accordance with the provisions hereof has been duly authorized to do so.

                  I. In the event of the death of any person who may be a party in interest hereunder, the Escrow Agent shall deem and treat the legal representatives of such person's estate as the successor in interest of said deceased person for all purposes of this Section.

                  J. The Escrow Agent may act or refrain from acting in respect of any matter referred to herein in full reliance upon and by and with the advise of counsel which may be selected by it (including any member of its firm if Escrow Agent is a law firm) and shall be fully protected in so acting or refraining from acting upon the advise of such counsel.

                  K. Seller and Buyer hereby jointly and severally indemnify and agree to indemnify and hold the Escrow Agent harmless from any and all loss, damage, claims, liabilities, judgments and other cost and expense of every kind and nature which may be incurred by the Escrow Agent by reason of its acceptance of, and its performance under, this instrument (including, without limitation, attorneys' fees either paid to retained attorneys or amounts representing the fair value of legal services rendered to itself).

                  L. The Escrow Agent shall not be responsible for any act or failure to act on its part except in the case of its own willful default or gross negligence. The Escrow Agent shall be automatically released from all responsibility and liability under this Agreement upon the Escrow Agent's delivery or deposit of the Deposit pursuant to paragraph F. of this Section, in accordance with the provisions of this Section.

                  M. Seller and Buyer agree that if either shall deliver to the Escrow Agent a written demand for the Deposit, the party making such demand shall, promptly after delivering such demand to the Escrow Agent, deliver a copy of such demand to the other party, together with a statement of the facts and circumstances underlying the demand; provided, however, that nothing in this part shall have any effect whatsoever upon the Escrow Agent's rights, duties and obligations under the preceding parts of this Section.

                             SELLER'S SIGNATURE PAGE

                                       FOR

                               PURCHASE AGREEMENT

                                     BETWEEN

                               TARGET CORPORATION

                                       AND

                   RD ABINGTON ASSOCIATES LIMITED PARTNERSHIP



         IN WITNESS WHEREOF, the parties have caused these presents to be executed intending to be legally bound by the provisions herein contained.



"SELLER"
RD ABINGTON ASSOCIATES LIMITED PARTNERSHIP

    By:  Acadia Property Holdings, LLC, its general partner

      By:  Acadia Realty Limited Partnership, its sole member

             By:  Acadia Realty Trust, its general partner



              By:  ________________________

              Name:  Kenneth F. Bernstein

              Title: President

Date of Execution: __________________, 2000



"BUYER"
TARGET CORPORATION


SEE BUYER'S SIGNATURE PAGE

                             BUYER'S SIGNATURE PAGE

                                       FOR

                               PURCHASE AGREEMENT

                                     BETWEEN

                               TARGET CORPORATION

                                       AND

                   RD ABINGTON ASSOCIATES LIMITED PARTNERSHIP


         IN WITNESS WHEREOF, the parties have caused these presents to be executed intending to be legally bound by the provisions herein contained.



"SELLER"
RD ABINGTON ASSOCIATES LIMITED PARTNERSHIP

    By:  Acadia Property Holdings, LLC, its general partner

      By:  Acadia Realty Limited Partnership, its sole member

             By:  Acadia Realty Trust, its general partner

                  SEE SELLER'S SIGNATURE PAGE



"BUYER"
TARGET CORPORATION


By:      __________________________
Name:______________________________
Title: ____________________________

Date of Execution: __________________, 2000

                          ESCROW AGENT'S SIGNATURE PAGE

                                       FOR

                               PURCHASE AGREEMENT

                                     BETWEEN

                               TARGET CORPORATION

                                       AND

                   RD ABINGTON ASSOCIATES LIMITED PARTNERSHIP


         IN WITNESS WHEREOF, the Escrow Agent hereby executes this Agreement for the sole purpose of agreeing to, and intending to be legally bound by, the terms, covenants and conditions of Section 33 hereof.



"ESCROW AGENT"

NEW YORK LAND SERVICES, INC.


By:      __________________________
Name:______________________________
Title: ____________________________

Date of Execution: __________________, 2000

                                   EXHIBIT A-1



                   LEGAL DESCRIPTION OF SHOPPING CENTER TRACT

                                   EXHIBIT A-2



                          LEGAL DESCRIPTION OF PROPERTY

                                    EXHIBIT B



                                    SITE PLAN

                                    EXHIBIT C



                                CONDOMINIUM PLAN

                                    EXHIBIT D



                           DECLARATION OF CONDOMINIUM

                                    EXHIBIT E



                         BUILDING DEVELOPMENT AGREEMENT

                                    EXHIBIT F



                           SITE DEVELOPMENT AGREEMENT

                                    EXHIBIT G



                        ENVIRONMENTAL DISCLOSURES, IF ANY

                                    EXHIBIT H



                                   EXCLUSIVES

                                    EXHIBIT I



                                  FORM OF DEED